OMB APPROVAL
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                                                     OMB Number        3235-0104
                                                     Expires: September 30, 1998
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                                                     ---------------------------

FORM 3

[ ] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instructions 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

      Filed  pursuant to Section 16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*


    Bell                 Marc                    H.
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   (Last)               (First)                 (Middle)


                     c/o Globix Corporation
                      295 Lafayette Street
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                        (Street)

   New York              New York                10012
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

                                       05/25/1999

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3. IRS or Social Security Number of Reporting Person,
   if an entity (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   EDGAR Online, Inc.-EDGR

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5. Relationship of Reporting Person(s) to Issuer
            (Check all applicable)

   [X]   Director                     [ ]   10% Owner
   [ ]   Officer (give title below)   [ ]   Other (specify below)


   -------------------------------
================================================================================

6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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
                         Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================================================

1. Title of Security                   2. Amount of Securities       3. Ownership Form    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                             Beneficially Owned         Direct (D) or
                                          (Instr. 4)                 Indirect (I)
                                                                     (Instr. 5)
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
Common Stock                               1,336,667(8)               1                      Owned by Globix Corporation of which
                                                                                             Reporting is President
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, See Instruction 5(b)(v).

(8)Reporting Person disclaims beneficial ownership of the Shares owned by Globix Corporation, except to the extent of his pecuniary interest in such shares, if any.

Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================

1. Title of               2. Date Exercisable       3. Title and Amount         4. Conversion       5. Ownership      6. Nature
   Derivative Security       and Expiration            of Securities               or Exercise         Form of           of Indirect
   (Instr. 4)                Date                      Underlying                  Price of            Derivative        Beneficial
                            (Month/Day/Year)           Derivative Security         Derivative          Security:         Ownership
                          -------------------          (Instr. 4)                  Security            Direct (D)        (Instr. 5)
                           Date       Expira-       ----------------------                             or Indirect (I)
                           Exer-      tion                     Amount or                                (Instr. 5)
                           cisable    Date                     Number of
                                                      Title     Shares
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
Options(Right to Purchase)     ++         3/25/09    Common      10,000             $4.50                  D
                                                     Stock
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====================================================================================================================================


Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

++Exercisable to the extent of 3,334 on March 25, 2000, an additional 3,333 on March 25, 2001 and the remaining 3,333 on March 25, 2002.


 By:   /s/ Marc H. Bell                                 5/25/99
    -----------------------------------------       ----------------
    **Signature of Reporting Person                      Date
          MArc H. Bell